Exhibit 99.1

For Immediate Release

First Interstate BancSystem, Inc. Announces Pricing of Subordinated Notes Offering

Billings, MT – June 5, 2025 – First Interstate BancSystem, Inc. (NASDAQ: FIBK) (the “Company”) today announced the pricing of its public offering of $125 million aggregate principal amount of 7.625% Fixed-to-Floating Rate Subordinated Notes due 2035 (the “Notes”). The price to the public for the Notes was 100% of the principal amount of the Notes. Interest on the Notes will accrue at a rate equal to (i) 7.625% per annum from the original issue date to, but excluding, June 15, 2030, payable semiannually in arrears, and (ii) a floating rate per annum equal to a benchmark rate, which is expected to be Three-Month Term SOFR (as defined in the Notes), plus a spread of 398 basis points from, and including, June 15, 2030, payable quarterly in arrears. The Notes are intended to qualify as Tier 2 capital for regulatory purposes. The offering is expected to close on June 10, 2025, subject to the satisfaction of customary closing conditions.

Keefe, Bruyette & Woods, A Stifel Company is acting as the sole book-running manager for the offering.

The Company estimates that the net proceeds of the offering will be approximately $123.1 million, after deducting underwriting discounts and commissions but before deducting estimated offering expenses payable by the Company. The Company intends to use the net proceeds of the offering to redeem the Company’s existing 5.25% Fixed-to-Floating Rate Subordinated Notes due 2030 (the “2020 Subordinated Notes”) on August 15, 2025 and, any remaining proceeds, for general corporate purposes.

Additional Information Regarding the Offering

This press release does not constitute an offer to sell or a solicitation of an offer to buy the Notes, nor shall there be any sale of the Notes in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. This press release does not constitute an offer to purchase or redeem the 2020 Subordinated Notes or a solicitation of an offer to purchase or redeem with respect to the 2020 Subordinated Notes. The Notes being offered have not been approved or disapproved by any regulatory authority, nor has any such authority passed upon the accuracy or adequacy of the prospectus supplement or the shelf registration statement or prospectus relating thereto.

The offering is being made only by means of a prospectus supplement and accompanying base prospectus. The Company has filed a registration statement (File No. 333-272215), and a preliminary prospectus supplement to the prospectus contained in the registration statement, with the U.S. Securities and Exchange Commission (“SEC”) for the Notes to which this communication relates and will file a final prospectus supplement relating to such Notes. Prospective investors should read the prospectus supplement and base prospectus in the registration statement and other documents the Company has filed or will file with the SEC for more complete information about the Company and the offering. You may obtain these documents for free by visiting the SEC’s website at http://www.sec.gov. Electronic copies of the final prospectus supplement, when available, and the accompanying base prospectus may be obtained by contacting Keefe, Bruyette & Woods, A Stifel Company at 787 Seventh Avenue, Fourth Floor, New York, NY 10019, by e-mail at USCapitalMarkets@kbw.com, by fax at 212-581-1592, or by calling 1-800-966-1559.

About First Interstate BancSystem, Inc.

First Interstate BancSystem, Inc. is a financial and bank holding company focused on community banking. Incorporated in 1971 and headquartered in Billings, Montana, the Company currently operates banking offices, including detached drive-up facilities, in communities across Arizona, Colorado, Idaho, Iowa, Kansas, Minnesota, Missouri, Montana, Nebraska, North Dakota, Oregon, South Dakota, Washington, and Wyoming, in addition to offering online and mobile banking services. Through the Company’s bank subsidiary, First Interstate Bank, the Company delivers a comprehensive range of banking products and services to individuals, businesses, municipalities, and others throughout the Company’s market areas.

Cautionary Note Regarding Forward-Looking Statements

Statements made in this press release regarding the offering of the Notes constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are predictive in nature and are identified by the use of the terms “intends,” “expected,” “will,” and similar words or phrases indicating possible future expectations, events or actions. Such forward-looking statements are based on current expectations, assumptions and projections about the offering, the Company’s business and the Company, and are not guarantees of its future performance or outcomes. The Company may be unable to close the offering on the anticipated date, or at all. Risks and other factors that could cause the offering not to be completed, or to be completed with different terms, include general market conditions and volatility in the market price of the Company’s publicly traded securities, as well as other risks listed from time to time in the Company’s filings with the SEC. The Company has provided additional information about the risks facing its business in its most recent annual report on Form 10-K, and any subsequent periodic and current reports on Forms 10-Q and 8-K, filed by it with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made and are expressly qualified in their entirety by the cautionary statements set forth herein and in the filings with the SEC identified above, which you should read in their entirety before making any investment or other decision with respect to the Company’s securities. The Company undertakes no obligation to update or revise any forward-looking statements contained in this press release, whether as a result of new information, future events or otherwise, except as otherwise required by applicable law.

Company Contact:

David P. Della Camera, CFA

Executive Vice President and Chief Financial Officer

(406) 255-5363

investor.relations@fib.com

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